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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-75556, 33-75438, 33-92904, 333-21609, 333-27635
and 333-28559) of O'Sullivan Industries Holdings, Inc. of our report dated August 4, 1999 relating to the consolidated financial statements which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Fort Worth, Texas

September 28, 1999


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          (1) EBITDA means earnings before interest expense and interest income, income taxes, depreciation and amortization. EBITDA is presented here to provide additional information about our operations. This item should be considered in addition to, but not as a substitute for or superior to, operating income, net income, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies.

          (1) Includes officer positions held with O'Sullivan Industries, Inc.

          (1) For the years shown, the named officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits. The amounts for perquisites and other personal benefits for the named officers are not shown because the aggregate amount of such compensation, if any, for each of the Named Officers during the fiscal year shown does not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such officer.

          (2) Includes all options granted during fiscal years shown under the O'Sullivan Incentive Stock Plan. No stock appreciation rights were granted with any options.

          (3) In fiscal 1999, other compensation for the named officers consisted of the following:


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

                                                                      STOCK         DEFERRED
                                                                     PURCHASE     COMPENSATION
                                                   SPSP MATCHING     PROGRAM     PLAN MATCHING
                            GROUP LIFE               AND PROFIT      ("SPP")          AND
                            INSURANCE    AUTO         SHARING        MATCHING    PROFIT SHARING
     NAME                    PREMIUMS   ALLOWANCE  CONTRIBUTIONS  CONTRIBUTIONS  CONTRIBUTIONS
     ----                    --------   ---------  -------------  -------------  -------------

Daniel F. O'Sullivan        $ 3,150     $   -- *     $ 11,474       $ 8,747       $ 20,737
Richard D. Davidson         $ 2,016     $ 8,500      $ 11,474       $ 5,639       $  9,495
Tyrone E. Riegel            $ 3,150     $ 8,154      $ 11,474       $ 5,827       $  6,405
Terry L. Crump              $ 1,218     $ 8,154      $ 11,474       $ 3,826       $  3,904
Thomas M. O'Sullivan, Jr.   $   490     $ 7,827      $ 10,909       $ 3,698       $  1,656


     * Mr. Daniel F. O'Sullivan has the use of a company-owned automobile as a perquisite.

          The table does not include amounts payable in the event of a Change in Control. See "Change in Control Protections".

     (4)  Mr. Crump resigned as an officer of O'Sullivan on August 31, 1999.